EXHIBIT 99.1

         Advanced Biotherapy Inc. Makes Presentation at the
           Adult AIDS Clinical Trials Group Winter Meeting


    LOS ANGELES--(BUSINESS WIRE)--Dec. 8, 2004--

    Dr. Joseph Bellanti Presents Protocol of Company's Immune-Based
                         Therapy to Treat AIDS

    Advanced Biotherapy, Inc. (OTCBB:ADVB), dedicated to pioneering the development and use of therapeutic antibodies, announced that Dr. Joseph Bellanti, Professor of Pediatrics and Microbiology-Immunology at the International Center for Interdisciplinary Studies of Immunology at Georgetown University School of Medicine, presented the Company's-sponsored Phase I FDA-approved clinical trials in AIDS patients at the Adult AIDS Clinical Trial Group (AACTG) winter meeting held at the Baltimore Marriott this past Sunday.
    Mr. Edmond Buccellato, the Company's Chief Executive Officer stated, "We are delighted that Dr. Bellanti, one of the Country's foremost scientists, lecturers and authors in the field of immunology presented our Company-sponsored clinical trial protocol to this esteemed group of leading HIV/AIDS scientists and community advocates. The AACTG, the largest HIV clinical trials organization in the world, plays a major role in setting standards of care for HIV infection and opportunistic diseases related to HIV/AIDS in the United States and the developed world. This organization has been pivotal in providing the data necessary for the approval of therapeutic agents, including treatment and prevention strategies. The AACTG is composed of, and directed by, leading clinical scientists in HIV/AIDS therapeutic research. Being recognized by this prestigious and influential group, with a focus in developing novel and effective therapeutic agents to treat this devastating worldwide disease, was truly an honor."
    The AACTG is the largest clinical trial research program and network of the National Institute of Health and is internationally recognized, having conducted over 3900 clinical trials for the investigation of treatments for HIV. Currently involved at more then 60 highly regarded academic institutions, the AACTG, and the research they conduct, is wholly sponsored by federal funding from the National Institutes of Health. All currently approved antiretroviral drugs have been evaluated by the AACTG prior to their approval.
    Mr. Buccellato further commented, "A complex cellular relationship referred to as the cytokine 'network' or 'cascade' is responsible for helping the immune system communicate and direct responses against viruses, bacteria, fungi and tumors. HIV appears to disrupt the normal balance of this network. Restoring the functioning of this network may improve the ability of a patient's immune system to fight the AIDS virus. The Georgetown study provides an opportunity to confirm our view that AIDS has a significant autoimmune component and we may have a significant effect in controlling this disease by blocking the pathological elements at the source of the immune system breakdown. The results may pave the way for new and exciting therapies for treating AIDS, particularly in those patients who are now unresponsive to antiretroviral drugs. We also hope to receive support from the AACTG as they are federally funded. The AACTG is presently funding the investigation of agents for immune modulation and restoration in HIV patients."

    About Advanced Biotherapy

    The Company has demonstrated the effectiveness of its pioneering scientific strategy in the use of therapeutic antibodies by conducting investigational clinical trials treating patients suffering from AIDS, multiple sclerosis, rheumatoid arthritis, corneal transplant rejection, uveitis and certain autoimmune skin conditions, including psoriasis, and alopecia, all Th1 mediated autoimmune diseases which appear to have the same proinflammatory Th-1 activity. Advanced Biotherapy is headquartered in Los Angeles with laboratories in Columbia, Maryland. The company has an extensive patent portfolio including 6 issued patents and over 38 patents pending.

    Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. Some of these forward-looking statements may be identified by the use of words in the statements such as "hope," "appears," "may," "goal," "anticipate," "estimate," "expect," "project," "intend," "planning or plans," "believe," "could," or other words and terms of similar meaning. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company's patent portfolio. There are no assurances that the Company's product candidates will receive regulatory approval. The foregoing discussion of the pending clinical investigations and the effect of the patents issued and pending involves risks and uncertainties, including but not limited to the risks that third parties may be successful in challenging such patents; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company's public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned "Factors That May Affect The Company" contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.


    CONTACT: Advanced Biotherapy, Inc., Woodland Hills, Calif.
             Edmond Buccellato, 818-883-6716
             Fax: 818-883-3353
             ed@advancedbiotherapy.com
             www.advancedbiotherapy.com